EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Superior Uniform Group, Inc. and Subsidiaries for the years ended December 31, 2015 and 2014 of our report dated February 25, 2016 included in its Registration Statement on Forms S-8 (File No. 333-105906 and File No. 333-188944) relating to the consolidated financial statements and financial statement schedules for each of the years in the two-year period ended December 31, 2015 and internal controls for the year ended December 31, 2015 listed in the accompanying index.

/s/ Mayer Hoffman McCann P.C.

February 25, 2016

Clearwater, Florida